EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE

                                                                             FOR THE QUARTER ENDED
                                                                             ---------------------
                                                                  MARCH 31, 1998               MARCH 31, 1997
                                                                  --------------               --------------
Net income                                                          $    670,000                 $    957,000
   Preferred stock dividends...........................                  283,500                      283,500
                                                                    ------------                 ------------

   Net income applicable to common stock...............                  386,500                      673,500
                                                                    ============                 ============

   Weighted average common shares......................                2,840,473                    2,820,451

   Basic earnings per common share.....................             $       0.14                 $       0.24
                                                                    ============                 ============

For purposes of computing diluted earnings per share, diluted weighted average shares included common stock equivalents of 40,975 and 34,121 for the first quarter of 1998 and 1997, respectively.